UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ____)

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GLOBE SPECIALTY METALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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GLOBE SPECIALTY METALS, INC.

One Penn Plaza, 250 West 34th Street, Suite 4125, New York, NY 10119

Notice of 2012 Annual Meeting of
Stockholders and Proxy Statement

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Globe Specialty Metals, Inc. to be held on Tuesday, December 4, 2012, commencing at 9:00 a.m., Eastern Standard Time, at One Penn Plaza, 250 West 34th Street, Suite 4125, New York, New York 10119. The formal Notice of the meeting and a Proxy Statement describing the proposals to be voted upon are enclosed.

The proxy materials describe the formal business to be transacted at the annual meeting. Officers will be present to answer any questions that you and other stockholders may have. Included in the materials is our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 that contains detailed information concerning the Company’s activities and operating performance.

The business to be conducted at the annual meeting consists of the election of six directors and ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending June 30, 2013. The Board of Directors recommends a vote “FOR” the election of each of the director nominees and a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending June 30, 2013.

Your vote is important. Please vote your shares now, even if you currently plan to attend the annual meeting. This will not prevent you from voting in person, but it will ensure that your vote is counted.

Sincerely,

GLOBE SPECIALTY METALS, INC.

Alan Kestenbaum
Executive Chairman

New York, NY

October 30, 2012

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on December 4, 2012

This Proxy Statement and our Annual Report to Stockholders

are available at http:/www.edocumentview.com/GSM.

GLOBE SPECIALTY METALS, INC.

One Penn Plaza, 250 West 34th Street, Suite 4125, New York, NY 10119

Notice of Annual Meeting of Stockholders
to be Held ON DECEMBER 4, 2012

To the Stockholders of Globe Specialty Metals:

Notice is hereby given that the annual meeting of stockholders of Globe Specialty Metals, Inc., a Delaware corporation (“Globe” or the “Company”), will be held on Tuesday, December 4, 2012, commencing at 9:00 a.m., Eastern Standard Time, at One Penn Plaza, 250 West 34th Street, Suite 4125, New York, New York 10119, for the following purposes:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2013; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only record holders of Globe common stock as of the close of business on October 30, 2012 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

Your vote is very important. Whether or not you plan to attend, please complete, date, sign and return the enclosed proxy card in the accompanying envelope. Your prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors

Stephen Lebowitz, Corporate Secretary

New York, NY

October 30, 2012

GLOBE SPECIALTY METALS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

to be held on December 4, 2012

INTRODUCTION

General

This proxy statement is being furnished to the stockholders of Globe Specialty Metals, Inc., a Delaware corporation (“Globe” or the “Company”), in connection with the solicitation of proxies by Globe’s Board of Directors (the “Board”) for use at the annual meeting of Globe’s stockholders to be held on Tuesday, December 4, 2011, commencing at 9:00 a.m., Eastern Standard Time, at One Penn Plaza, 250 West 34th Street, Suite 4125, New York, New York 10119, and at any adjournments thereof, for the purposes specified in the accompanying notice of meeting (the “Annual Meeting”).

Stockholders of record at the close of business on October 30, 2012 (the “Record Date”) will be entitled to vote at the Annual Meeting. Holders of a majority of Globe’s outstanding common stock, par value $0.0001 per share (the “Stock” or “Globe Stock”), as of the Record Date, must be present at the Annual Meeting, either in person or represented by properly executed proxy, to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

At the Record Date, 75,051,549 shares of Stock were outstanding and entitled to vote at the Annual Meeting. Each stockholder at the Record Date is entitled to one vote for each share of Stock so held. Each share of Stock outstanding on the Record Date is entitled to one vote on each of the six director nominees and one vote on each other matter.

This proxy statement and the accompanying form of proxy are first being sent or delivered to stockholders on or about November 5, 2012.

Matters to be Considered

The purpose of the Annual Meeting is to vote on the election of six directors and to vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2013.

As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters specifically referred to herein. If, however, any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are Globe officers.

Voting and Recommendations of the Board

All Stock represented by valid proxies will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated on a proxy, the Stock represented thereby will be voted as recommended by the Board, namely “FOR” the election as directors of each of the six nominees listed below under Proposal No. 1 and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2013 under Proposal No. 2.

Vote Required

Directors are elected by a plurality of votes cast and without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The vote on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm will be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

How to Vote

You can vote your Stock either by attending the Annual Meeting and voting in person or by proxy. If you choose to vote by proxy, please complete, date, sign and return the enclosed proxy card. The proxies named in the enclosed proxy card will vote your Stock as you have instructed. You may authorize the proxies to vote your Stock in favor of each of the proposals contained in this proxy statement by simply signing and returning the enclosed proxy card without indicating how your votes should be cast.

Even if you expect to attend the meeting, please complete and mail your proxy card in any case in order to assure representation of your Stock. If you attend the meeting, you can always revoke your proxy by voting in person. No postage is necessary if the proxy card is mailed in the United States.

Revocation of Proxies

A stockholder returning a proxy to Globe may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to our Corporate Secretary. In addition, any stockholder who has executed a proxy but attends the Annual Meeting in person may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.

Stockholders Sharing the Same Surname and Address.

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions may receive only one copy of our annual report and proxy statement. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, please call or write us at our principal executive offices, One Penn Plaza, 250 West 34th Street, Suite 4125, New York, NY 10119, Attn: Corporate Secretary, telephone: (212) 798-8122. If you want separate copies of the proxy statement or annual report to be sent to each stockholder in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

PROPOSAL NO. 1

Election of Directors

Nominees

At the Annual Meeting, stockholders will elect, by a plurality of the votes cast, in person or by proxy, six Globe directors, who will constitute the entire Board. Each nominee listed below is currently serving as a Globe director. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board.

The six nominees for election as Globe directors and certain information regarding them are as follows:

Name	Age	Director since

Alan Kestenbaum	50	December 2004

Stuart E. Eizenstat	69	February 2008

Franklin L. Lavin	55	September 2008

Donald G. Barger, Jr.	69	December 2008

Thomas A. Danjczek	65	March 2009

Alan R. Schriber	67	September 2012

Business Experience of Nominees for Election as Directors

Mr. Kestenbaum has served as Executive Chairman and Director since our inception in December 2004, and served as Chief Executive Officer from our inception through May 2008. From June 2004, Mr. Kestenbaum served as Chairman of Globe Metallurgical, Inc., until its acquisition by us in November 2006. He has over 20 years of experience in metals including finance, distribution, trading and manufacturing. Mr. Kestenbaum is a founder and the Chief Executive Officer of Marco International Corp., and its affiliates, a finance trading group specializing in metals, minerals and other raw materials, founded in 1985. Mr. Kestenbaum serves as a member of the Board of Directors of Wolverine Tube, Inc., a provider of copper and copper alloy tube, fabricated products and metal joining products and between January 2006 and June 2008 served as a director of Neuro-Hitech, Inc., a development stage pharmaceutical company. Mr. Kestenbaum began his career in metals with Glencore, Inc. and Philipp Brothers in New York City. He received his B.A. in Economics cum laude from Yeshiva University, New York.

Mr. Eizenstat has served as a member of our Board since February 2008 and is the Chairman of our Nominating Committee. Mr. Eizenstat has been a partner of the law firm of Covington & Burling LLP in Washington, D.C. since 2001, and heads the law firm’s international practice. He served as Deputy Secretary of the United States Department of the Treasury from July 1999 to January 2001. He was Under Secretary of State for Economic, Business and Agricultural Affairs from 1997 to 1999. Mr. Eizenstat served as Under Secretary of Commerce for International Trade from 1996 to 1997 and was the U.S. Ambassador to the European Union from 1993 to 1996. From 1977 to 1981 he was Chief Domestic Policy Advisor in the White House to President Carter. He is a trustee of BlackRock Funds and a member of the Board of Directors of United Parcel Service, Inc. and Alcatel-Lucent. He serves on the Advisory Board of GML Ltd., Veracity Worldwide and Office of Cherifien de Phosphates. He has received seven honorary doctorate degrees and awards from the United States, French, German, Austrian, Belgian and Israeli governments. He is the author of “Imperfect Justice: Looted Assets, Slave Labor, and the Unfinished Business of World War II” and “The Future of the Jews: How Global Forces are Impacting the Jewish People, Israel, and its Relationship with the United States.”

Mr. Lavin has served as a member of our Board since September 2008 and is a member of our Audit Committee and of our Nominating Committee. Mr. Lavin has been the Chairman of the Public Affairs practice for Asia-Pacific at Edelman since May 2009. Prior to Edelman, he was the Managing Director and Chief Operating Officer of Cushman & Wakefield Investors Asia where he was responsible for building the firm’s private equity business in Asia between July 2007 and May 2009. Prior to that, between November, 2005 and July, 2007, Mr. Lavin served as Under Secretary for International Trade at the United States Department of Commerce. Prior to that, between 2001 and November, 2005, Mr. Lavin was the U.S. Ambassador to the Republic of Singapore. Between 1996 and 2001, Mr. Lavin worked in Hong Kong and Singapore in senior banking and management positions at Citibank and Bank of America. Earlier in his career, Mr. Lavin served as Deputy Assistant Secretary of Commerce for Asia and the Pacific during the George H.W. Bush Administration. During the Reagan Administration, Mr. Lavin served in the White House as Director of the Office of Political Affairs. He also served as Deputy Executive Secretary of the National Security Council. He is a director of United Overseas Bank. Mr. Lavin earned a B.S. from the School of Foreign Service at Georgetown University; a M.S. in Chinese Language from Georgetown University; a M.A. in International Relations and International Economics from the School of Advanced International Studies at the Johns Hopkins University; and an M.B.A. in Finance at the Wharton School at the University of Pennsylvania. Mr. Lavin served as a Lieutenant Commander in the U.S. Naval Reserves.

Mr. Barger has served as a member of our Board since December 2008 and is Chairman of our Audit Committee and Chairman of our Compensation Committee. Mr. Barger had a successful 36 year business career in manufacturing and services companies. He retired in February 2008 from YRC Worldwide Inc. (formerly Yellow Roadway Corporation), one of the world’s largest transportation service providers. Mr. Barger served as a special advisor to the Chief Executive Officer of YRC Worldwide Inc. from August 2007 to February 2008, and as Executive Vice President and Chief Financial Officer of YRC Worldwide Inc. from December 2000 to August 2007. From March 1998 to December 2000, Mr. Barger was Vice President and Chief Financial Officer of Hillenbrand Industries, a provider of services and products for the health care and funeral services industries. From 1993 to 1998, Mr. Barger was Vice President of Finance and Chief Financial Officer of Worthington Industries, Inc., a diversified steel processor. Mr. Barger serves on the Board of Directors, and is Chairman of the Audit Committee, of Gardner Denver, Inc. and serves on the Board of Directors and the Audit Committee of Quanex Building Products Corporation. He also serves on the Board of Directors of Precision Aerospace Components, Inc. Mr. Barger earned a B.S. from the U.S. Naval Academy and an M.B.A. from the University of Pennsylvania.

Mr. Danjczek has served as a member of our Board since March 2009 and is a member of our Audit Committee and our Compensation Committee. Mr. Danjczek has been President of the Steel Manufacturers Association since 1998. The association represents thirty six North American steel manufacturers that operate collectively 128 plants and employ 48,000 people. Prior to that he was an executive with the Wheeling-Pittsburgh Steel Corporation, the Bethlehem Steel Corporation and the Kaiser Steel Corporation. Mr. Danjczek earned a B.S. from Villanova University and a Masters Degree in Industrial Management from Purdue University.

Mr. Schriber has served as a member of our Board since September 2012. Mr. Schriber currently is a consultant. He was Chairman of the Public Utilities Commission of Ohio from 1999 to 2010, which oversees the regulation of electric, natural gas, telecommunication, water, and commercial transportation. He also served as the Chairman of the Ohio Power Siting Board from 1999 to 2010. Prior to his public service, he was President of ARS Broadcasting Corp., an owner and operator of radio stations in Indiana, from 1989 to 1997. He also was as an Assistant Professor of Economics at Miami University in Oxford, Ohio from 1977 to 1983. Mr. Schriber has served as a member of the Board of Directors of Cincinnati Bell Inc., a diversified telecommunications and technology services company, since 2011 and serves as a director of American Transmission Company, an owner and operator of high-voltage electric transmission systems. Mr. Schriber received a Ph.D. in Economics from Indiana University, an M.S. in Economics from Miami University, and a B.S. in Economics from the University of Wisconsin.

Board, Committees and Corporate Governance

There are currently six Board members. Except for Mr. Kestenbaum who serves as our Executive Chairman, all of our current directors are “independent” as defined by the applicable rules of The NASDAQ Stock Market, Inc. (“NASDAQ”). In addition, Messrs. Lavin, Barger and Danjczek are “independent directors” as defined by Securities Exchange Act Rule 10A-3 pertaining to Audit Committee members. The independent directors regularly have the opportunity to meet without Mr. Kestenbaum in attendance. During the 2012 fiscal year, there were six Board meetings, and in addition the Board took action by written consent in lieu of a meeting on four occasions. No director attended less than 75% of the aggregate of (a) the total number of Board meetings (in person or by telephone) and (b) meetings of Board committees on which he served (during the period that he served). We do not have a specific policy regarding attendance at the annual stockholders meeting. All directors, however, are encouraged to attend if available.

The Board has an Audit Committee, a Compensation Committee and a Nominating Committee. The current charter for the Nominating Committee was attached to last year’s proxy statement, and the current charters for the Audit Committee and the Compensation Committee were attached to proxy statement for the year before. The members of the Board committees, as of the date of this Proxy Statement, are identified in the following table.

Board Committees and Membership

Director	Audit Committee	Compensation Committee	Nominating Committee
Donald G. Barger, Jr.	Chair	Chair
Stuart E. Eizenstat			Chair
Franklin L. Lavin	X		X
Thomas A. Danjczek	X	X

Audit Committee.  Each of the members of our Audit Committee satisfy independence standards promulgated by the Securities and Exchange Commission (“SEC”) and by NASDAQ, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Barger meets the SEC’s qualifications to be an “audit committee financial expert.” During the fiscal year ended June 30, 2012, the Audit Committee met four times. In addition, members of the Audit Committee frequently communicate with our financial and accounting staff. Our Audit Committee is responsible for, among other things:

•	reviewing and providing guidance to the Board and management in respect of our principal financial reporting and audit policies;

•	the qualification, selection, retention, independence, performance and compensation of our independent registered public accounting firm;

•	the adoption of an independent accountant non-audit services policy and the approval of audit and non-audit services;

•	discussion of and recommendation of the audited financial statements, review of financial reporting issues and review of earnings news releases;

•	preparation of the report of the Audit Committee that SEC rules require to be included in our annual meeting proxy statement;

•	obtaining from our independent registered public accounting firm a written statement concerning their independence, actively discussing with them any disclosed relationships or services that may impact their objectivity or independence and taking, or recommending to the full board, any appropriate action;

•	overseeing accounting and financial controls with our independent registered public accounting firm and our financial and accounting staff;

•	overseeing internal audit functions;

•	reviewing and approving transactions between us and our directors, officers and affiliates; and

•	establishing procedures for receipt and treatment of complaints received by us regarding accounting, internal control and auditing matters.

Compensation Committee.  Each member of our Compensation Committee is qualified as independent under the current definition promulgated by NASDAQ. During the fiscal year ended June 30, 2012, our Compensation Committee took action at three meetings and also took action by written consent in lieu of a meeting on five occasions. The members of the Compensation Committee had numerous discussions with members of senior management, the Company’s finance and accounting staff and outside counsel. In addition it received reports from the Company’s investment bankers regarding relative performance and met numerous times to discuss compensation matters. Our Compensation Committee is responsible for, among other things:

•	taking action with respect to the compensation levels of officers and other senior executives, including recommending to the full Board the compensation of our Executive Chairman and approving the compensation of our other executive officers;

•	administering our equity-based compensation plan, bonus plans, deferred compensation plans and similar programs;

•	determining, based upon management input and proposals, compensatory awards to executives under compensation plans and similar programs;

•	assisting management in preparing our Compensation Discussion and Analysis and preparing the report of the Compensation Committee that SEC rules require to be included in our annual meeting proxy statement; and

•	reviewing and making recommendations to the Board regarding the compensation of directors.

Nominating Committee.  Each member of our Nominating Committee is qualified as independent under the current definition promulgated by NASDAQ. Our Nominating Committee took action by written consent in lieu of a meeting on two occasions with respect to this Annual Meeting. Our Nominating Committee is responsible for, among other things:

•	identifying and recommending to the Board for selection individuals qualified to become Board members, consistent with qualification standards and other criteria approved by the Board for selecting directors; and

•	reviewing and providing guidance on the independence of nominees, consistent with applicable federal and state regulations and NASDAQ requirements.

Director Nominations and Qualifications

The Nominating Committee proposes nominees for election to the Board. In evaluating nominees to serve on the Board, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria discussed below.

Under these criteria for Board nominations, Board members should have the highest professional and personal ethics and values, consistent with longstanding Globe values and standards. As a group, the Board should have diverse and broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders. While we do not have a formal policy regarding diversity of Board nominees or a formal definition of “diversity,” the independent directors have discussed diversity considerations of potential Board nominees within the context of nominating new Board members. Factors discussed as relevant to the selection of Board nominees may include nature and length of business experience, experience in business areas related to our potential growth areas, international experience, understanding of relevant regulatory authorities, understanding of market entry issues, people skills, business judgment, creativity and other factors that promote alignment of the Board with the interests of stockholders.

The members of the Nominating Committee utilize a variety of methods for identifying and evaluating nominees for director. They periodically assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Committee members will consider various potential candidates for director. Candidates may come to the attention of the Committee members through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated regularly and may be considered at any point during the year. The Nominating Committee has not in the past retained any third party to assist in identifying nominees for Board membership.

When considering whether the proposed nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its responsibilities effectively in light of the Company’s business and structure, the Nominating Committee and the Board focused primarily on the factors discussed above and the information described in each of the Directors’ individual biographies set forth above in the section above entitled “Business Experience of Nominees for Election as Directors”.

Each of the Directors has extensive experience as a business leader and has a strong understanding of business operations and the Company’s industry. Each of the Directors has earned university or graduate degrees in disciplines that are valuable to the Board including engineering, science, business and finance. In particular, with regard to Mr. Danjczek, the Board considered his strong industry background. With regard to Messrs. Barger, Eizenstat and Lavin, the Board considered their significant experience, expertise and background in financial and international trade matters. The Board considered Mr. Kestenbaum’s entrepreneurial skills and his experience with the Company as its founder. His knowledge of the Company’s business and products is essential to the Board’s understanding of the Company. The Board considered Mr. Schriber’s experience in the regulation of power generating utilities. His knowledge and experience will be useful to the Board and management as they evaluate growth opportunities, which may depend in part upon the availability of reliable and economically efficient sources of electric power. Each of Messrs. Lavin and Eizenstat has experience in the private equity business, which adds value to the Board’s understanding of business development, financing, strategic alternatives and industry trends. Mr. Eizenstat also brings insight on environmental issues through his government service and private sector experience in climate change issues. Mr. Schriber provides additional insight through his management experience as President of ARS Broadcasting Corp. and his academic training in economics. The Board also considered that Messrs. Barger, Eizenstat, Kestenbaum, Lavin and Schriber serve on the boards of directors of other public companies.

Stockholder Recommendations

The Nominating Committee considers stockholder recommendations for candidates to serve on the Board. Stockholders entitled to vote for the election of directors may recommend candidates to serve on the Board by sending a timely notice, in proper form, to the attention of the Chairman of the Nominating Committee in care of the Company’s executive offices at One Penn Plaza, 250 West 34th Street, Suite 4125, New York, NY 10119. If the notice is not timely and in proper form, the nominee will not be considered by the Committee. To be timely for the 2013 annual meeting of our stockholders, the notice must be received within the time frame set forth in “Stockholder Proposals” below. To be in proper form, the notice must contain the following: the candidate’s name, a detailed biography outlining the candidate’s relevant background, professional and business experience and other significant accomplishments, an acknowledgement from the candidate that he or she would be willing to serve on the board of directors, if elected, a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the board and a minimum of two references who have either worked with the candidate, served on a board of directors with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential board member.

Candidates for director who are properly recommended by the Company’s stockholders will be evaluated in the same manner as any other candidate for director. The Nominating Committee may require the candidate to furnish other information as the Committee may reasonably request to assist the Committee in determining the eligibility of the candidate to serve as a member of our Board. The Nominating Committee (or the presiding officer at any meeting of the stockholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Leadership Structure

The positions of Executive Chairman and Chief Executive Officer currently are separated at Globe. The Board believes that this structure best serves the Company’s needs at this time. Prior to May 2008, the Chief Executive Officer and Chairman positions were combined. The Board believes that its current structure helps maintain separate oversight of management. The Board intends to periodically review and consider whether the positions of Executive Chairman and Chief Executive Officer should be combined or separated as part of its regular review of the effectiveness of our governance structure.

Board Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted at the Board level and, where relevant to a committee’s duties, through the committees of the Board. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure discussed above encourages communication between management, the Executive Chairman and the independent directors. We believe that this communication improves the Company’s identification and implementation of effective risk management strategies.

Risk-Related Compensation Policies and Practices

The Compensation Committee has reviewed the risk profile of its executive and non-executive compensation programs. The Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Services of Compensation Consultant

During fiscal 2010, the Compensation Committee retained Hay Group to work with the Committee regarding the examination, assessment and discussion of various aspects of the Company’s executive compensation programs and processes. The key areas addressed by Hay Group included assistance with the creation of a compensation philosophy for the Company, an examination of base salaries for top executives and discussions concerning the annual incentive plan design including addressing appropriate relative performance measures. The Hay Group examined the overall pay mix at the Company, worked on the development of a new broad based long-term incentive plan and reviewed the design and competitiveness of the Company’s retirement benefits for executive officers. In addition, with the approval of the Committee, in 2010 Hay Group performed a small amount of additional services for management regarding the benchmarking of the compensation of the senior corporate staff and outside director compensation.

During fiscal 2012, the Compensation Committee retained Hay Group to provide advice and data with respect to practices concerning the application of relative performance and the exercise of negative discretion in the administration of bonus plans.

Communications with the Board

Individuals may communicate with the Board or any director by writing c/o Globe Specialty Metals, Inc., One Penn Plaza, 250 West 34th Street, Suite 4125, New York, NY 10119, attention Corporate Secretary. Communications to the non-employee directors may be sent to the same address. We promptly forward all such correspondence to the indicated directors.

Code of Business Conduct and Ethics

The Company has adopted a code of conduct and ethics applicable to all Company employees, including the Executive Chairman, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and also its directors. The code is available on the Company’s internet website at www.glbsm.com and is available in print to any stockholder who requests a copy. Any amendment to the code will promptly be posted on the website. The Company intends to satisfy the disclosure requirements under Item 5.05 of Securities Exchange Act Form 8-K regarding any waiver or amendment of the code with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such required information on the Company’s Internet website.

The Board’s Recommendation

The Board unanimously recommends that stockholders vote “FOR” the election of each of the SIX persons nominated to serve as a director of the Company for the ensuing year.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT registered public accounting firm

Based on the recommendation of the Audit Committee, the Board has appointed the firm of KPMG LLP to be the Company’s independent registered public accounting firm for the year ending June 30, 2013 and recommends to stockholders that they vote for ratification of that appointment. Although not required to do so, the Board has determined that it would be desirable to request stockholders’ approval of this appointment.

The following table presents aggregate fees billed to us for the years ended June 30, 2012 and 2011, for professional services rendered by KPMG LLP (KPMG), our principal accountant for the audit of our annual financial statements and review of our interim financial statements.

	2012	2011
	($ in thousands)
Audit Fees	$1,689	$1,617
Audit-Related Fees	251	237
Tax Fees	3	140
All Other Fees	-	-
Total Fees	$1,943	$1,994

Audit Fees.  Audit fees consisted of fees billed by KPMG for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements.

Audit-Related Fees.  Audit-related fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.”

Tax Fees.  Tax fees consist of tax advice and tax planning services.

The Audit Committee of the Board has determined that the provision by KPMG of the non-audit services described above is compatible with maintaining the independence of KPMG.

Policy on Audit Committee pre-approval of audit and permissible non-audit services

All engagements for services by KPMG or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis non-audit services may instead be pre-approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by KPMG for the fiscal years ended June 30, 2012 and June 30, 2011.

A representative of KPMG LLP is expected to attend the Annual Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

Vote required

The ratification of the appointment of the Company’s independent registered public accounting firm will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Annual Meeting, and abstentions and broker non-votes, if any, will not be counted as votes cast and would have no effect on the result of the vote. If such approval is not received, the Audit Committee will reconsider the appointment. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board’s recommendation

The Board unanimously recommends that stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP to serve as OUR independent registered public accounting firm for the year ending June 30, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

As of October 26, 2012, there were 75,051,549 shares of Globe Stock outstanding. The following table sets forth certain information regarding beneficial ownership of Globe Stock as of October 26, 2012 by each stockholder known by us to be the beneficial owner of more than 5% of Globe Stock, each of our Named Executive Officers, each of our current directors and for all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of October 26, 2012, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 75,051,549 shares of common stock outstanding on October 26, 2012. Brokers or other nominees may hold shares of our common stock in “street name” for customers who are the beneficial owners of the shares. As a result, we may not be aware of each person or group of affiliated persons who own more than 5% of our common stock.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Globe Specialty Metals, Inc., One Penn Plaza, 250 West 34th Street, Suite 4125, New York, NY 10119.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Directors and Executive Officers:
Alan Kestenbaum (1)	12,416,455	16.2%
Jeff Bradley (2)	842,031	1.1%
Malcolm Appelbaum (3)	34,650	*
Stephen Lebowitz (4)	171,484	*
Stuart E. Eizenstat (5)	35,386	*
Donald G. Barger, Jr. (6)	38,945	*
Thomas A. Danjczek (7)	35,571	*
Franklin L. Lavin (8)	36,015	*
Alan R. Schriber	-
All directors and executive officers as a group (9 individuals) (9)	13,610,537	17.5%
Five Percent Stockholders:
Royce & Associates, LLC (10)	9,491,243	12.6%
745 Fifth Avenue New York, NY 10151
BlackRock, Inc. (11)	4,742,718	6.3%
40 East 52nd Street New York, NY 10022
Baron Capital Group, Inc. (12) 767 Fifth Avenue, 49th Floor New York, NY 10153	4,000,000	5.3%

*	Less than one (1%) percent.
(1)	Includes 1,656,250 shares issuable upon exercise of options exercisable within 60 days of October 26, 2012.
(2)	Includes 832,031 shares issuable upon exercise of options exercisable within 60 days of October 26, 2012.
(3)	Includes 27,344 shares issuable upon exercise of options exercisable within 60 days of October 26, 2012.
(4)	Includes 171,484 shares issuable upon exercise of options exercisable within 60 days of October 26, 2012.
(5)	Includes 32,749 shares issuable upon exercise of options exercisable within 60 days of October 26, 2012.
(6)	Includes 32,749 shares issuable upon exercise of options exercisable within 60 days of October 26, 2012.
(7)	Includes 32,749 shares issuable upon exercise of options exercisable within 60 days of October 26, 2012.
(8)	Includes 32,749 shares issuable upon exercise of options exercisable within 60 days of October 26, 2012.
(9)	Includes 2,818,105 shares issuable upon exercise of options exercisable within 60 days of October 26, 2012.
(10)	Based upon a Schedule 13G/A filed with the SEC on January 12, 2012. Royce & Associates, LLC acts as an investment manager for various accounts. One account, Royce Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, held 4,160,280 shares .
(11)	Based upon a Schedule 13G filed with the SEC on February 9, 2012.
(12)	Based upon a Schedule 13G filed by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”), Baron Small Cap Fund (“BSC”) and Ronald Baron with the SEC on February 14, 2012. BAMCO and BCM are subsidiaries of BCG. BSC is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Globe officers and directors and persons who own more than 10% of the Globe Stock to file reports on changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, we believe that all of our officers, directors and stockholders subject to the reporting requirements of Section 16(a) filed all of their reports related to non-exempt transactions on a timely basis during the fiscal year ended June 30, 2012. We also believe these persons filed all of their reports related to exempt transactions on a timely basis during the fiscal year ended June 30, 2012, except for one report on Form 4 that was filed late on behalf of each of Messrs. Barger, Danjczek, Eizenstat and Lavin, each report representing two transactions.

AUDIT Committee Report

The Audit Committee is composed of three non-employee directors (Messrs. Barger, Danjczek and Lavin), each of whom is considered an “independent” director for the purposes of the applicable rules of NASDAQ and the SEC. The Audit Committee’s responsibilities are set forth in its charter, a copy of which was attached to the year before last’s proxy statement. The Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report “independent” directors as independence is defined by NASDAQ Rule 4200(a)(15).

The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and the Marketplace Rules of The NASDAQ Stock Market, Inc. with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with the Company’s independent registered public accounting firm, and it discussed with the independent registered public accounting firm the adequacy of the Company’s internal controls and the overall scope and specific plans for their audit.

The Audit Committee has reviewed and discussed with management Globe’s audited consolidated financial statements as of and for the year ended June 30, 2012 and has discussed with Globe’s independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the accountants the accountants’ independence and considered whether the provision of non-audit services by the accountants is compatible with maintaining their independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the above referenced consolidated financial statements be included in Globe’s Annual Report on Form 10-K for the year ended June 30, 2012, for filing with the SEC.

THE AUDIT COMMITTEE
Donald G. Barger, Jr., Chairman
Thomas A. Danjczek
Franklin L. Lavin

Compensation Discussion and Analysis

Compensation Philosophy

The objective of the Company’s compensation program is aligned with the Company’s goal to be a consistently high performing growth company. The Company’s roots and current culture are entrepreneurial, and the compensation philosophy is consistent with those roots and culture. A concise statement of the philosophy is – shareholders win, executives win. Practically this means a performance-based culture and compensation system that permits executives and other employees to earn total compensation above the median of other metal manufacturing companies if the Company’s performance exceeds the performance of this group.

The Company’s compensation strategy specifically focuses on, and is intended to influence, total return to stockholders by focusing on growth in operating earnings, including EBITDA, and efficient management of the Company’s operations, as measured by return on committed capital and cash flow generation.  These business drivers allow the Company to meet its objectives and maintain a results-oriented culture. We have designed the Company’s compensation plans to reward participants for their performance in these areas. Additionally the compensation program is intended to support the successful retention and recruitment of key personnel to meet the Company’s business objectives.

Process in Setting Executive Compensation

The Board maintains an independent Compensation Committee, composed of Messrs. Barger and Danjczek. The Compensation Committee charter authorizes and directs the Committee, among other things, to:

•	Develop, with the assistance of management, compensation policies that will clearly articulate the relationship of corporate performance to executive compensation, reward executives for the Company’s progress and attract and retain the highest quality executives;

•	Determine, based on management proposals and assistance, compensation and awards to executives;

•	Adopt and maintain policies and procedures relating to the granting of stock options, restricted stock and other equity-based compensation awards; and

•	Develop, based on management proposals and assistance, the terms of new employment agreements and the amendment of existing employment agreements.

The Committee participates in the development of, and reviews and approves the renewal or modification of, the employment agreements for the Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer.  The Committee directs the development of, and reviews the renewal or modification of, the employment agreement for the Executive Chairman and submits it to the Board for approval.

Elements of Executive Compensation Arrangements

General.  Our executive compensation arrangements include five components:

•	Base salary

•	Annual bonus
•	Equity incentives
•	Retirement benefits
•	Other benefits

Although we have not adopted any formal guidelines for allocating total compensation among these components, we implement and maintain compensation plans intended to tie a substantial portion of executives’ overall compensation to the achievement of corporate performance objectives. We view each of the components of the compensation program as distinct but related. We set each of the components separately, but we also review the entire amount of compensation and may make a discretionary adjustment in one or more of the individual components based upon the evaluation of the total.  However, we do not believe that significant compensation derived from one component of compensation, such as salary or bonus, should necessarily negate or reduce compensation from other elements, such as equity appreciation. Based upon performance, our executives may receive total compensation well above the median of other companies in the metal manufacturing industry.

Our executive compensation program is designed to encourage long-term value creation. We enter into multi-year employment agreements with our executive officers. During fiscal 2011, we renewed Mr. Kestenbaum’s employment agreement through November 2014 and Mr. Bradley’s employment agreement through May 2015. As discussed below, during fiscal 2012 we renewed Mr. Appelbaum’s agreement through March 2015. Mr. Lebowitz’s agreement is subject to renewal in fiscal 2013. Consistent with this approach, we grant our executive officers awards with multi-year service periods to encourage them to focus on long-term performance. In order to encourage retention of executive officers, our employment agreements with these officers provide for severance payments if their employment is terminated by the Company without cause or by the executive for good reason.

With the approval of our stockholders, based upon the long-term, multi-year nature of our employment arrangements and in order to allow our executive compensation program to be evaluated in relation to our long-term performance, we solicit an advisory vote of our stockholders once every three years.

Base salary.  The executive employment agreements provide for base salaries. We do not apply specific formulas to determine base salaries. Bases salaries are the product of negotiation with the executive, but we generally seek to establish salaries that we believe are commensurate with the salaries being paid to executive officers serving in similar roles at other metal manufacturing companies, based upon our general familiarity with practices at other companies. In establishing the base salaries of executive officers, we take into account a number of factors, including the executive’s seniority, position, functional role, level of responsibility and individual performance. Generally we do not increase annual base salaries during the terms of the employment agreements.

In connection with renewing Mr. Appelbaum’s agreement in fiscal 2012, we analyzed his existing base salary and made adjustments to reflect individual performance-based factors, the Company’s financial performance and general economic factors.  We increased Mr. Appelbaum’s salary, which was last set in 2008, from $300,000 to $350,000.  In addition, we awarded him a cash bonus of $84,000 payable by the end of 2011 based upon our view that his salary had significantly lagged the base salaries of chief financial officers of comparable size companies. We believed that the increased salary reflects the Company’s growth and performance since the last time his salary level was set, as well as an adjustment necessary to provide competitive base compensation. As additional reference in setting these amounts, we reviewed the compensation practices of other metal manufacturing companies, including Allegheny Technologies Incorporated, GrafTech International Ltd., Schnitzer Steel Industries, Inc. and Steel Dynamics, Inc., which have some attributes similar to the Company. However, based upon our review, we concluded that these companies compensation practices are not substantively comparable to the Company’s practices due to differences in size, business approach and business model.  Accordingly, although we compared the salary we derived for Mr. Appelbaum to the salaries of officers in comparable positions at these other companies, we did not regard them as benchmarks and concluded that the proposed salary was justified based upon the Company’s results, Mr. Appelbaum’s contributions to these results and competitive considerations.

Annual bonus.  In addition to base salaries, our executive officers are eligible to receive annual bonuses. We grant annual bonuses intended to compensate executive officers for their individual contributions to the achievement of corporate goals. Annual bonuses are determined on a calendar year basis. The Level One Plan and Level Two Plan described below were used to determine the annual bonus for the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer for the calendar year ended December 31, 2011 and will be used for the calendar year ending December 31, 2012.  In addition, we have entered into individual arrangements with Mr. Appelbaum and Mr. Lebowitz to pay additional performance bonuses. We  monitor performance results  on a quarterly basis and review the performance measures annually to make sure they remain consistent with the Company’s strategy.

Level One Plan. The Annual Executive Bonus Plan for the Executive Chairman and the Chief Executive Officer (the “Level One Plan”) provides for a bonus pool based upon calendar year results. Based upon our corporate objectives of growth in earnings and cash flow, the pool amount is calculated as the sum of eight percent of modified EBITDA, as defined in the plan, plus two percent of modified free cash flow, as defined in the plan.  The percentage amounts were set at levels intended to provide competitive bonuses at levels of EBITDA and cash flow that are proportionately comparable to the results of other metal manufacturing companies and to provide superior bonuses for superior EBITDA and cash flow results.

The payment of any bonus under the Level One Plan is subject to the Company meeting a threshold performance requirement that the fraction determined by dividing modified EBITDA for the year ended December 31 by the average committed capital, as defined in the plan, for the year ended December 31, exceed 0.2.  In determining all results, specified one-time costs, such as any restructuring charges, non-recurring items, impairment charges, start-up or shutdown expenses or transaction expenses for acquisitions or dispositions will be excluded, unless the Committee, in its judgment, determines that such item should not be excluded from the calculation.   In addition, the Committee retains discretion to reduce the bonuses determined by the plan.  The Committee uses relative performance analysis to determine whether to reduce the bonuses determined by the Level One Plan.  Relative performance is measured against other metal manufacturing companies, including those named above, other companies that the Committee deems appropriate and relevant equity market indices.  Relative performance analysis generally focuses on growth in operating earnings, return on invested capital and total stockholder return, supplemented with other analysis the Committee deems appropriate.  The Committee uses its judgment in making any reductions and may weigh some measures more heavily than others in making determinations.  The Committee did not make any reductions with respect to the period ended December 31, 2011.

The Level One Plan complies with requirements of Section 162(m) of the Code, pertaining to performance-based compensation, and accordingly, the pool is capped at a maximum of $20 million, although the aggregate bonus pool amount is expected to be significantly lower. The Executive Chairman is entitled to 70% of the pool amount, and the Chief Executive Officer is entitled to 30% of the pool amount.

All payouts under the Level One Plan are made in accordance with a deferral schedule which provides that 20 percent of the payout will be deferred for pool amounts between $2 million and $5 million, increasing incrementally to 100 percent for pool amounts between $15 million and $20 million.  All deferred amounts are awarded in restricted stock units (RSUs) that settle in cash, vest proportionally over three years and are not paid out until the end of the third year. The Committee and the Board view the deferral of a significant portion of the bonuses and the tying of the deferred amounts to the performance of the stock as important factors in mitigating risks associated with the Level One Plan.

The Level One Plan permits voluntary deferral into RSUs of the cash portions not required to be deferred, up to a maximum of 50 percent of the bonus amount, and provides a 20 percent match in the form of additional RSUs on voluntarily deferred amounts.  RSUs granted with respect to voluntarily deferred amounts also vest over three years but are not paid out until the end of the third year.

Level Two Plan.  The Annual Executive Bonus Plan for the Chief Financial Officer and the Chief Legal Officer (the “Level Two Plan”) provides for an annual cash bonus based upon (a) results for the calendar year and (b) specific goals for the Chief Financial Officer and Chief Legal Officer.

As initially adopted for the calendar year 2011, the plan provided a bonus for the Chief Financial Officer calculated as the sum of 0.8 percent of modified EBITDA, as defined in the Level One Plan, plus 0.2 percent of modified free cash flow, as defined in the Level One Plan, subject to a maximum of 1.6 times base salary.  This amount was subject to increase by a maximum of 0.65 times base salary or decrease by a maximum of 0.6 times base salary based on the achievement of specific objectives pertaining to timely and accurate filing of periodic reports, data management milestones, financial due diligence, monitoring credit collection, hiring development and succession planning and cost saving initiatives.  In no event would the bonus exceed 2.25 times base salary. Similarly, the plan provided a bonus for the Chief Legal Officer calculated as the sum of 0.8 percent of modified EBITDA plus 0.2 percent of modified free cash flow, subject to a maximum of 1.4 times base salary.  This was subject to increase by a maximum of 0.6 times base salary or decrease by a maximum of 0.6 times base salary based on the achievement of specific objectives pertaining to timely and accurate filing of periodic reports, legal due diligence, disposition of litigation and cost saving initiatives.  In no event would the bonus exceed 2.0 times base salary.

On March 31, 2011, the Committee modified the Level Two Plan to provide for additional deferred awards based upon results for the calendar year 2011. The payment of an additional deferred award to the Chief Financial Officer was subject to the Company meeting a threshold performance requirement in which 80% of modified EBITDA plus 20% of modified free cash flow exceeded $48,000,000.  To the extent this threshold was exceeded, the incentive amount for the Chief Financial Officer was calculated as the sum of (a) 0.2631% of modified EBITDA in excess of $48,000,000 and (b) 0.0658% of modified free cash flow in excess of $48,000,000.  The payment of any additional deferred award to the Chief Legal Officer was subject to the Company meeting a threshold performance requirement in which 80% of modified EBITDA plus 20% of modified free cash flow exceeded $38,500,000.  To the extent this threshold was exceeded, the incentive amount for the Chief Legal Officer was calculated as the sum of (a) 0.2229% of modified EBITDA in excess of $38,500,000 and (b) 0.0557% of modified free cash flow in excess of $38,500,000.  The percentages of modified EBITDA and of modified free cash flow were calculated based upon only the modified EBITDA and modified free cash flow recorded in excess of the specified threshold.  The additional deferred awards were intended to constitute performance-based compensation and were capped at a maximum of $500,000 for the Chief Financial Officer and $450,000 for the Chief Legal Officer. The thresholds and percentage amounts were set at levels intended to provide competitive bonuses at levels of EBITDA and cash flow that are proportionately comparable to the results of other metal manufacturing companies and to provide superior bonuses for superior results.

In November 2011, the Committee adopted awards under the Level Two Plan based upon results for the calendar years 2012, 2013 and 2014. The Chief Financial Officer will receive an award with respect to each of the calendar years equal to (a) the sum of 0.4763% of modified EBITDA and 0.1191% of modified free cash flow for such year if 80% of modified EBITDA plus 20% of modified free cash flow for such year is equal to or less than $160,000,000 or (b) the sum of 0.5210% of modified EBITDA and 0.1303% of modified free cash flow for such year if 80% of modified EBITDA plus 20% of modified free cash flow for the such year exceeds $160,000,000. Similarly, the Chief Legal Officer will receive an award with respect to each of the calendar years equal to (a) the sum of 0.42544% of modified EBITDA and 0.10636% of modified free cash flow for such year if 80% of modified EBITDA plus 20% of modified free cash flow for such year is equal to or less than $110,000,000 and (b) the sum of 0.296% of modified EBITDA plus 0.074% of modified EBITDA for such year if 80% of modified EBITDA plus 20% of modified free cash flow for such year exceeds $110,000,000. These awards also are intended to constitute performance-based compensation. The award to the Chief Financial Officer is capped $1,050,000 if 80% of modified EBITDA plus 20% of modified free cash flow for such year is equal to or less than $160,000,000 and is capped at $1,400,000 if 80% of modified EBITDA plus 20% of modified free cash flow for such year exceeds $160,000,000. The award to the Chief Legal Officer is capped $1,000,000. The thresholds and percentage amounts were set at levels intended to provide competitive bonuses at levels of EBITDA and cash flow that are proportionately comparable to the results of other metal manufacturing companies and to provide superior bonuses for superior results.

All deferred awards under the Level Two Plan are paid in RSUs that settle in cash, vest proportionally over three years and are not paid out until the end of the third year.

The payment of any deferred award is subject to the Company meeting the threshold performance requirement that the fraction determined by dividing modified EBITDA for the calendar year divided by the average committed capital, as defined in the Level One Plan, for the year, exceed 0.2.  In determining all results, specified one-time costs, such as any restructuring charges, non-recurring items, impairment charges, start-up or shutdown expenses or transaction expenses for acquisition or dispositions will be excluded, unless the Committee, in its judgment, determines that such item should not be excluded from the calculation.  In addition the Committee retains discretion to reduce the deferred awards determined by the Level Two Plan.  The Committee continues to use relative performance analysis to determine whether to reduce the deferred awards determined by the Level Two Plan. The Committee ultimately uses its judgment in making any reductions and may weight some measures more heavily than others in making determinations. The Committee did not make any reductions with respect to the period ended December 31, 2011.

Individual Awards. Mr. Appelbaum’s employment agreement provides for the payment of an additional performance bonus (“Performance Bonus”) calculated as follows:

•	The amount for each of the calendar years 2012, 2013 and 2014 shall be calculated as the sum of (a) 0.1% of “modified EBITDA” for such year and (b) 0.025% of “modified free cash flow” for such calendar year, subject to a maximum of $250,000.

•	The amount for the period of January 1, 2012 through December 31, 2012 shall be increased by an additional $175,000 if 80% of “modified EBITDA” plus 20% of “modified free cash flow” for such calendar year exceeds $175,000,000.

•	The amount for the period of January 1, 2013 through December 31, 2013 shall be increased by an additional $200,000 if 80% of “modified EBITDA” plus 20% of “modified free cash flow” for such calendar year exceeds $200,000,000.

•	The amount for the period of September 1, 2011 through December 31, 2011 shall be calculated as the sum of (a) 0.0333% of “modified EBITDA” for the period of January 1, 2011 through December 31, 2011 and (b) 0.0083% of “modified free cash flow” for such period, subject to a maximum of $83,333.

“Modified EBITDA” and “modified free cash flow” have the same definitions as used in the Level One Plan. In addition, the Committee agreed to award Mr. Appelbaum a cash bonus of up to $195,000 with respect to calendar 2012, 2013 and 2014 and Mr. Lebowitz a cash bonus of up to $165,000 with respect to calendar 2012, in each case based upon achieving certain individual performance goals adopted by the Committee in consultation with the executive chairman and the chief executive officer.

Equity incentives.  We believe that long-term performance is also incentivized through an ownership culture that encourages performance by executive officers through the grants of stock options or restricted stock. The Company’s equity benefit plans have been established to provide executive officers with incentives to help align their interests with the interests of the Company’s stockholders. We believe that equity benefit plans are an important retention tool for the executive officers.

With the exception of Mr. Kestenbaum, who as the founder of the Company received stock at the Company’s inception, the equity benefit plans have provided the principal method for executive officers to acquire equity in the Company. The Company has granted stock options and restricted stock through the 2006 Employee, Director and Consultant Stock Plan, which was adopted by the Board and approved by stockholders to permit grants to employees, officers, directors, consultants, advisors and independent contractors. In fiscal 2012 we awarded the executive officers stock options and/or restricted stock under the 2006 Employee, Director and Consultant Stock Plan in the amounts indicated in the Grant of Plan-Based Awards table. In addition, in connection with entering the new employment agreement with Mr. Appelbaum in fiscal 2012, we awarded Mr. Appelbaum 20,380 restricted stock units vesting December 31, 2014 and 61,136 stock options exercisable at $14.72 per share, vesting December 31, 2014. We determined the size of the grants to the executive officers on a subjective, discretionary basis, taking into account each executive officer’s existing ownership stake in the Company, as well as his position, scope of responsibility, ability to affect stockholder value and historic and recent performance.

The Board has established ownership requirements of 20 times base salary for the Executive Chairman and 10 times base salary for the Chief Executive Officer.  The Board will require that a significant portion of the stock granted to these executives be retained until the ownership guidelines are met. The Executive Chairman currently owns shares with a value substantially in excess of 20 times his base salary.  In addition, the Board expects to establish ownership requirements specifying that a significant portion of the stock granted to the Chief Financial Officer and the Chief Legal Officer be retained until ownership guidelines are met.

Retirement benefits.  Certain of the Company’s U.S. employees, including executive officers, are eligible to participate in the Company’s 401(k) plans. The 401(k) plans are intended to qualify as a tax qualified plan under Section 401 of the Code of 1986. The 401(k) plans provide that each participant may contribute a portion of his or her pretax compensation, up to a statutory limit, and that contribution may be matched by the Company up to the statutory limit. The Company does not provide supplemental retirement benefits to its executive officers, and the Committee takes this into consideration in connection with setting other compensation.

In fiscal 2012, the Committee approved the establishment of an Executive Deferred Compensation Plan. The plan permits the executive officers each calendar year to voluntarily defer to elect to defer the receipt of up to 50% of their base salary and up to 50% of their annual cash bonus, up to an aggregate maximum of $1,000,000 for that year, into a deferral account maintained by the Company.

The participants may elect that amounts deferred be deemed to be invested in restricted stock units representing the right to receive in cash the value per share of the Company’s common stock based upon the fair market value on the specified payment date and/or one or more investment funds to be specified by the Committee. If a Participant elects that part or all of their annual bonus deferral amount be deemed invested in RSUs, the Company will credit to the participant’s deferral account an additional amount equal to 20% of such bonus deferral. The matching contribution for each year will vest in accordance with the terms of the applicable bonus plan, subject to acceleration as specified in the bonus plan or the participant’s employment agreement.

A participant may elect to have payment of the vested deferred amounts begin as of the sixth month anniversary of their separation from service or a January date that is not less than three years after the year in which the election is made or later than the January following the participant’s sixty-fifth birthday (or such other period established by the Committee). Payment would be accelerated upon death, disability or other separation from service, and a participant may elect upon initial deferral that payment be accelerated upon a change in control of the Company.

Other benefits.  The Company provides medical insurance to certain full-time employees, including executive officers.  Executive officers generally do not receive any perquisites, and in connection with entering the new employment agreement with Mr. Kestenbaum, perquisites previously provided were eliminated.  From time to time, the Company has provided relocation expenses in connection with the relocation of executive officers to the geographic area of the Company’s corporate headquarters in New York. We intend to continue to provide relocation expenses in the future, as necessary, to obtain the services of qualified individuals.

Federal Tax Considerations Under Sections 162(m) and 409A

Section 162(m) of the Code limits the Company’s deduction for federal income tax purposes to not more than $1,000,000 of compensation paid to specified executive officers in a calendar year. Compensation above $1,000,000 may be deducted if it is performance-based compensation within the meaning of Section 162(m).  To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, we have not adopted a policy that requires all compensation to be deductible.  However, we expect to evaluate the effects of the compensation limits of Section 162(m) on any compensation we approve and provide future compensation in a manner consistent with the Company’s best interests.  In this regard, the Level One Plan and the deferred portion of the Level Two Plan are intended to qualify as performance-based compensation plans.

Section 409A of the Code addresses the tax treatment of nonqualified deferred compensation benefits and provides for significant taxes and penalties in the case of payment of nonqualified deferred compensation.  We currently intend to structure our executive compensation programs to avoid triggering these taxes and penalties under Section 409A.

Accounting Considerations

The Company recognizes share-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation–Stock Compensation (ASC 718). Under ASC 718, the Company is required to estimate and record an expense for each award of equity compensation, including stock options, over the vesting period of the award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Donald G. Barger, Jr., Chairman
Thomas A. Danjczek

EXECUTIVE COMPENSATION

Summary Executive Officer Compensation Table

The following table sets forth annual compensation for the fiscal years ended June 30, 2012, 2011 and 2010 of our principal executive officer, our principal financial officer and our two other most highly compensated executive officers in the fiscal year ended June 30, 2012. We refer to these persons as our “Named Executive Officers.”

	Fiscal			Stock	Option	Non-Equity Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards (1)	Awards (2)	Compensation (3)	Compensation	Total

Alan Kestenbaum	2012	$995,000	$—	—	$4,530,000	$9,290,100	$—	$14,815,100
Executive Chairman	2011	866,932	—	1,968,519	—	7,541,900	4,200	10,381,551
and Director	2010	650,000	5,000,000	—	—	—	14,300	5,664,300

Jeff Bradley	2012	700,000	—	—	2,378,250	3,981,900	7,175	7,067,325
Chief Executive Officer	2011	608,681	—	—	—	2,447,781	—	3,056,461
	2010	600,000	2,000,000	—	—	—	—	2,600,000

Malcolm Appelbaum	2012	341,667	290,000	298,771	1,258,973	668,230	7,425	2,865,066
Chief Financial Officer	2011	300,000	195,000	—	—	472,770	—	967,770
	2010	300,000	450,000	—	—	—	—	750,000

Stephen Lebowitz	2012	275,000	165,000	—	622,875	513,705	3,270	1,579,850
Chief Legal Officer	2011	275,000	165,000	—	—	440,295	4,080	884,375
	2010	275,000	175,000	—	226,035	—	3,675	679,710

(1)	Reflects the fair market value of the award on the grant date calculated by multiplying the number of shares awarded by the grant date fair value of the award.

(2)	Option award valuation was performed using a Black-Scholes option pricing model. Option life was estimated based on the average of the vesting term and contractual life of the option award. The risk free rate used in the model was the zero-coupon government bond interest rate at the time of option grant of the instrument with the term closest to the estimated option life. The volatility factor used in the model was estimated using the historical volatility of comparable companies that had sufficient public trading history. The expected dividend yield for grants is zero given the limited history of dividend issuances and the uncertainty of any future dividend amounts, if any.

(3)	Incentive compensation under the Level One Plan and the Level Two Plan is calculated based upon the calendar year. The amounts shown for fiscal year 2012 are composed of the portion of the awards paid with respect to the six months ended December 31, 2011 and the portion of the awards accrued with respect to the six months ended June 30, 2012, and the amounts shown for fiscal year 2011 are composed of the portion of the awards paid with respect to the six months ended December 31, 2010 and the portion of the awards accrued with respect to the six months ended June 30, 2011 .

Grants of Plan-Based Awards

The following table sets forth information regarding grants of equity and non-equity incentive awards that we made during the fiscal year ended June 30, 2012 to each of the Named Executive Officers. The non-equity awards were made under the Level One Plan and the Level Two Plan for the calendar year ending December 31, 2012, and the equity grants were made under our 2006 Employee, Director and Consultant Stock Plan.

Name	Grant Date	Threshold	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target	Maximum		All Other Stock Awards: Number of Share of Stock or Units	All Other Option Awards: Number of Securities Underlying Option	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		$	$	$		(#)	(#)	$	$
Alan Kestenbaum		—	8,400,000		(1)
Alan Kestenbaum	08/11/11						500,000	18.81	4,530,000
Jeff Bradley		—	3,600,000		(1)
Jeff Bradley	08/11/11						262,500	18.81	2,378,250
Malcolm Appelbaum		—	1,000,000	1,400,000
Malcolm Appelbaum	08/11/11						87,500	18.81	792,750
Malcolm Appelbaum	11/14/11						61,136	14.72	466,223
Malcolm Appelbaum	11/14/11					20,380			299,994
Stephen Lebowitz		—	800,000	1,000,000
Stephen Lebowitz	08/11/11						68,750	18.81	622,875

(1)	Under the Level One Plan, the potential bonus pool is capped at a maximum of $20 million, although the aggregate bonus pool amount is expected to be significantly lower. The Executive Chairman is entitled to 70% of the pool amount, and the Chief Executive Officer is entitled to 30% of the pool amount.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding stock options and restricted shares held by our Named Executive Officers at June 30, 2012. All of these options and restricted shares were granted under our 2006 Employee, Director and Consultant Stock Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Alan Kestenbaum	1,500,000	—		4.00	04/30/14
Alan Kestenbaum	93,750	406,250	(1)	18.81	08/11/16
Alan Kestenbaum						108,578	(2)	1,458,203
Jeff Bradley	600,000	—		4.00	04/30/14
Jeff Bradley	150,000	—		5.00	05/15/14
Jeff Bradley	49,219	213,281	(1)	18.81	08/11/16
Malcolm Appelbaum	250,000	—		4.00	04/30/14
Malcolm Appelbaum	16,406	71,094	(1)	18.81	08/11/16
Malcolm Appelbaum	—	61,136	(3)	14.72	09/01/17
Malcolm Appelbaum						20,380	(4)	273,703
Stephen Lebowitz	150,000	—		4.00	04/30/14
Stephen Lebowitz	21,500	—		12.00	01/08/15
Stephen Lebowitz	28,500	—		12.00	01/13/15
Stephen Lebowitz	12,891	55,859	(1)	18.81	08/11/16

(1)  Option vests quarterly over four years through August 11, 2015.

(2)  Restricted shares cliff vest on November 13, 2020.

(3)  Option cliff vests on December 31, 2014.

(4)  RSU’s cliff vest on December 31, 2014.

Option Exercises and Stock Vested

No outstanding stock options were exercised by our Named Executive Officers and no restricted shares vested for our Named Executive Officers during the fiscal year ended June 30, 2012.

Nonqualified Deferred Compensation

The following table provides information about compensation deferred on a non-tax qualified basis during our fiscal year ended June 30, 2012 by each of our Named Executive Officers.

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)

Alan Kestenbaum	3,805,000	(187,270)	—	4,084,759
Jeff Bradley	1,632,000	(79,958)	—	1,751,448
Malcolm Appelbaum	226,000	(26,828)	—	266,078
Stephen Lebowitz	176,000	(22,620)	—	209,791

(1) Under the Level One Plan and the Level Two Plan, payouts are made in accordance with deferral schedules which requires that certain bonus amounts be deferred. All deferred amounts are awarded in restricted stock units (RSUs) that settle in cash, vest proportionally over three years and are not paid out until the end of the third year. The entries reflect the amounts of the Named Executive Officers’ cash bonus that were required to be deferred during our fiscal year ended June 30, 2012. The aggregate earnings reflect the net increase or decrease in the value of the stock during the fiscal year, and the aggregate balances at last fiscal year end reflect the closing price of the common stock on June 30, 2012.

Summary Director Compensation Table

The following table sets forth information regarding compensation earned during our fiscal year ended June 30, 2012 by our non-employee directors.

	Fees Earned	Option	Stock
Name	or Paid in Cash	Awards	Awards	Total

Donald G. Barger, Jr.	$77,000	$60,030	$30,000	$167,030
Thomas A. Danjczek	66,000	60,030	30,000	156,030
Stuart E. Eizenstat	45,000	60,030	30,000	135,030
Franklin L. Lavin	52,500	60,030	30,000	142,530

Employment Agreements

The following is a description of the terms of the employment agreements with each of the Named Executive Officer. Each of the agreement also provides for certain payments upon death or disability and certain payments and severance upon termination by the Company without cause or termination by the executive for good reason as described below in “Potential Payments upon Termination or Change of Control.”

Alan Kestenbaum. On January 27, 2011, we entered into a new employment agreement with Mr. Kestenbaum, following approval by the Compensation Committee. In accordance with the agreement, Mr. Kestenbaum continues to serve as our Executive Chairman. The agreement also provides that throughout the term of the agreement, we shall seek election of Mr. Kestenbaum to the Board. The agreement provides for a four-year term, effective as of November 13, 2010. At the end of the term, the term will automatically be extended for successive one year periods, unless either the Company or Mr. Kestenbaum has provided the other with at least 90 days prior written notice of its or his intention to allow the agreement to expire. Mr. Kestenbaum’s annual base salary is $995,000, subject to any increase as determined by the Compensation Committee. Upon entering the agreement, the Compensation Committee also awarded Mr. Kestenbaum 108,578 shares of restricted common stock, which vest on the tenth anniversary of the commencement date of the agreement if Mr. Kestenbaum is then employed by the Company, subject to earlier vesting and delivery in certain circumstances described below (the “Long Term Award”). Mr. Kestenbaum is eligible for an annual bonus pursuant to the Company’s 2010 Annual Executive Bonus Plan and other bonuses, stock options and/or other stock benefits at the discretion of the Board (“Incentive Awards”). Furthermore, Mr. Kestenbaum is entitled to certain insurance and leave benefits. The agreement requires Mr. Kestenbaum to protect the confidentiality of the Company’s proprietary and confidential information, and it further provides, if he is terminated for cause, resigns without good reason or is terminated or resigns in connection with a change of control, that for two years after termination he will not directly compete with the Company, seek to solicit the Company’s customers or hire the Company’s employees.

Jeff Bradley. On July 5, 2011, we entered into a new employment agreement with Mr. Bradley, following approval by the Compensation Committee. In accordance with the agreement, Mr. Bradley continues to serve as our Chief Executive Officer. The agreement provides for a four-year term, effective as of May 25, 2011. At the end of the term, the term will automatically be extended for successive one year periods, unless either the Company or Mr. Bradley has provided the other with at least 90 days prior written notice of its or his intention to allow the agreement to expire. Mr. Bradley’s annual base salary is $700,000, subject to any increase as determined by the Compensation Committee. Mr. Bradley is eligible for an annual bonus pursuant to the Company’s 2010 Annual Executive Bonus Plan and other bonuses, stock options and/or other stock benefits at the discretion of the Board (“Incentive Awards”). Furthermore, Mr. Bradley is entitled to certain insurance and leave benefits. The agreement requires Mr. Bradley to protect the confidentiality of the Company’s proprietary and confidential information and it further provides, if he is terminated for cause, resigns without good reason or is terminated or resigns in connection with a change of control, that for two years after termination he will not directly compete with the Company, seek to solicit the customers or hire the Company’s employees.

Malcolm Appelbaum. On November 30, 2011, we entered into a new employment agreement with Mr. Appelbaum, following approval by the Compensation Committee. In accordance with the agreement, Mr. Appelbaum continues to serve as our Chief Financial Officer. The agreement provides for a three year and four month term, effective as of September 1, 2011. At the end of the term, the term will automatically be extended for successive one year periods, unless either the Company or Mr. Appelbaum has provided the other with at least 90 days prior written notice of its or his intention to allow the agreement to expire. Mr. Appelbaum’s annual base salary is $350,000, subject to any increase as determined by the Compensation Committee. In connection with entering into the agreement, Mr. Appelbaum was awarded a cash bonus, restricted stock units and stock options. The agreement also provides for the payment of a performance bonus based upon “modified EBITDA” and “modified free cash flow” for the calendar years 2011, 2012, 2013 and 2014. In addition, Mr. Appelbaum is also entitled to an additional annual bonus with respect to 2012, 2013 and 2014, based on achieving certain individual performance goals to be adopted by the Compensation Committee in consultation with the executive chairman and the chief executive officer with respect to such years. Mr. Appelbaum is also eligible for bonuses pursuant to the Company’s 2012 Long-Term Incentive Plan (“Incentive Awards”). Furthermore, Mr. Appelbaum is entitled to certain insurance and leave benefits. The agreement requires Mr. Appelbaum to protect the confidentiality of the Company’s proprietary and confidential information and it further provides, if he is terminated for cause, resigns without good reason or is terminated or resigns in connection with a change of control, that for two years after termination he will not directly compete with the Company, seek to solicit the customers or hire the Company’s employees.

Stephen Lebowitz. Mr. Lebowitz serves as our Chief Legal Officer and reports directly to the Executive Chairman and Chief Executive Officer. Mr. Lebowitz’s employment agreement provides for an annual base salary of $275,000 which is subject to annual upward adjustments at the discretion of our Board. The term of his employment agreement is five years expiring on June 20, 2013.

Potential Payments upon Termination or Change of Control

If Mr. Kestenbaum’s employment terminates by reason of his death or disability, he would be entitled to payment of all vested and unvested Incentive Awards, payment of pro rata Incentive Awards for the then current plan year and full vesting of the Long Term Award. If Mr. Kestenbaum’s employment is terminated without cause or if he resigns for good reason, he would be entitled to receive the foregoing items plus a lump sum severance payment comprised of (a) twice his base pay and (b) the value of any Incentive Awards granted or vested during the last two calendar years, with the value of any shares subject to such awards valued as of the date of employment termination, and the pre-tax cost of two-years’ COBRA coverage for himself and his family under the Company’s health plans. Nonrenewal of the term by the Company shall be treated as a termination without cause. If Mr. Kestenbaum’s employment is terminated by the Company during the six-month period before or the two-year period after a change of control of the Company as defined in the agreement (the “Protection Period”) (other than for cause, disability or as a result of his death), or if he terminates his employment during the Protection Period for good reason, Mr. Kestenbaum shall be entitled to the same payments as upon termination without cause or for good reason, except that the lump sum severance payment shall be an amount equal to one dollar less than three times the sum of his average base pay and his average Incentive Awards for the past five years. If the payments to Mr. Kestenbaum upon termination following a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, a nationally recognized certified public accounting firm selected by the Company shall determine whether to reduce the payments so that the value shall not exceed the safe harbor amount specified in Section 280G(b)(3) of the Code. The payments shall be reduced if the accounting firm determines that Mr. Kestenbaum would receive a greater net-after tax amount if the aggregate payments were so reduced.

If Mr. Bradley’s employment terminates by reason of his death or disability, he would be entitled to payment of all vested and unvested Incentive Awards and payment of pro rata Incentive Awards for the then current plan year. If Mr. Bradley’s employment is terminated without cause or if he resigns for good reason, he would be entitled to receive the foregoing items plus a lump sum severance payment comprised of (a) one and one half (1.5) times his base pay and (b) one and one half (1.5) time the value of any Incentive Awards granted or vested during the last calendar year, with the value of any shares subject to such awards valued as of the date of employment termination, and the pre-tax cost of 18 months’ COBRA coverage for himself and his family under the Company’s health plans. Nonrenewal of the term by the Company (other than for cause) shall entitle Mr. Bradley to payment of all vested Incentive Awards, payment of the unvested Incentive Awards as their time vesting schedules are completed and pro rata payment of the Incentive Awards that would have been awarded had the employment termination not occurred in the then current plan year through the date of employment termination. In addition, if Mr. Bradley’s employment is terminated by the Company during the six-month period before or the two-year period after a change of control of the Company as defined in the agreement (the “Protection Period”) (other than for cause, disability or as a result of his death), or if he terminates his employment during the Protection Period for good reason, Mr. Bradley shall be entitled to the same payments as upon termination without cause or for good reason, except that the lump sum severance payment shall be an amount equal to two times the sum of his average base pay and his average Incentive Awards for the past five years. If the payments to Mr. Bradley upon termination following a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, a nationally recognized certified public accounting firm selected by the Company shall determine whether to reduce the payments so that the value shall not exceed the safe harbor amount specified in Section 280G(b)(3) of the Code. The payments shall be reduced if the accounting firm determines that Mr. Bradley would receive a greater net-after tax amount if the aggregate payments were so reduced.

If Mr. Appelbaum’s employment terminates by reason of his death or disability, he would be entitled to payment of all vested and unvested Incentive Awards and payment of pro rata Incentive Awards for the then current plan year. If Mr. Appelbaum’s employment is terminated without cause or if he resigns for good reason, he would be entitled to receive the foregoing items plus a lump sum severance payment comprised of (a) one times his base pay and (b) one times the value of any Incentive Awards granted or vested during the last calendar year, with the value of any shares subject to such awards valued as of the date of employment termination, and the pre-tax cost of 12 months’ COBRA coverage for himself and his family under the Company’s health plans. Nonrenewal of the term by the Company (other than for cause) shall entitle Mr. Appelbaum to payment of all vested Incentive Awards, payment of the unvested Incentive Awards as their time vesting schedules are completed and pro rata payment of the Incentive Awards that would have been awarded had the employment termination not occurred in the then current plan year through the date of employment termination. In addition, if Mr. Appelbaum’s employment is terminated by the Company during the six-month period before or the two-year period after a change of control of the Company as defined in the agreement (the “Protection Period”) (other than for cause, disability or as a result of his death), or if he terminates his employment during the Protection Period for good reason, Mr. Appelbaum shall be entitled to the same payments as upon termination without cause or for good reason, except that the lump sum severance payment shall be an amount equal to two times the sum of his average base pay and his average Incentive Awards for the past five years. If the payments to Mr. Appelbaum upon termination following a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, a nationally recognized certified public accounting firm selected by the Company shall determine whether to reduce the payments so that the value shall not exceed the safe harbor amount specified in Section 280G(b)(3) of the Code. The payments shall be reduced if the accounting firm determines that Mr. Appelbaum would receive a greater net-after tax amount if the aggregate payments were so reduced.

In the event Mr. Lebowitz is terminated without cause or he resigns for good reason, then Mr. Lebowitz is entitled to a payment of his then base salary and any accrued bonus stock grant as of the date of termination, payable in equal monthly installments, the immediate vesting of any outstanding shares of stock subject to a stock option agreement in accordance with the terms of such stock option agreement, as well as benefits and other amounts payable under his employment agreement for the twelve month period immediately following his termination.

Under the agreements, “good reason” generally means: a material reduction of compensation, the assignment of duties substantially inconsistent with, or a reduction of, responsibilities then in effect or a material breach of the agreement, and “cause” generally means the commission of a felony causing material harm to the Company or any crime involving material fraud or embezzlement with respect to the Company’s property or a breach of the agreement after written notice and thirty days opportunity to cure.

The table below reflects the amount of compensation to each of our Named Executive Officers upon termination of such executive’s employment following: voluntary resignation, involuntary termination not-for-cause or voluntary termination for good reason, involuntary termination for cause, termination on death or disability and termination following a change of control. The amounts shown assume that such termination was effective on June 30, 2012 and thus include amounts earned through such time and estimates of amounts that would be paid out to the executives on their termination. The actual amount to be paid can only be determined at the time of such executive’s termination.

		By Company
		Without
		Cause or by				Following a
		Officer for	By Company			Change of
Named Executive Officer	Voluntary	Good Reason	for Cause	Death	Disability	Control

Alan Kestenbaum
Salary and Bonus	—	$24,913,000	—	$4,277,000	$4,277,000	$24,545,443
Continuation of Benefits	—	$89,448	—	—	—	$89,448
Value of Accelerated Long Term Award (1)	—	$1,458,203	—	$1,458,203	$1,458,203	$1,458,203
Total	—	$26,460,651	—	$5,735,203	$5,735,203	$26,093,094
Jeff Bradley
Salary and Bonus	—	$9,565,500	—	$1,833,000	$1,833,000	$7,680,791
Continuation of Benefits	—	$67,086	—	—	—	$67,086
Value of Accelerated Stock Options	—	—	—	—	—	$—
Total	—	$9,632,586	—	$1,833,000	$1,833,000	$7,747,877
Malcolm Appelbaum
Salary and Bonus	—	$888,000	—	$538,000	$538,000	$2,568,818
Continuation of Benefits	—	$44,724	—	—	—	$44,724
Value of Accelerated Restricted Shares (1)	—	273,703		—	—	—
Total	—	$1,206,427	—	$538,000	$538,000	$2,613,542
Stephen Lebowitz
Salary and Bonus	—	$682,000	—	$407,000	$407,000	$682,000
Continuation of Benefits	—	$44,724	—	—	—	$44,724
Value of Accelerated Stock Options	—	$—	—	—	—	$—
Total	—	$726,724	—	$407,000	$407,000	$726,724

(1)	The amount represents the intrinsic value of the accelerated amount of the awards, based upon the closing price of $13.43 on June 29, 2012 on NASDAQ.

Employee Equity Plan

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate qualified employees, and encourages them to devote their best efforts to our business and financial success. The material terms of our 2006 Employee, Director and Consultant Stock Plan (the “Plan”) is described below.

The Plan was adopted by our Board in October 2006 and amended in October 2010. The Plan was approved by our stockholders in November 2006 and the amendment to the Plan was approved by our stockholders in December 2010. The Plan authorizes the issuance of stock grants to our employees, directors and consultants, the grant of incentive stock options to our employees and the grant of non-qualified stock options to our employees, directors and consultants.

The Plan is administered by our Compensation Committee. The Committee has the authority to administer and interpret the Plan, determine the persons to whom awards will be granted under the Plan and, subject to the terms of the Plan, the type and size of each award, the terms and conditions for vesting, cancellation and forfeiture of awards and the other features applicable to each award or type of award. The Committee may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the stock issued pursuant to awards and make any and all other determinations that it deems appropriate, subject to the limitations contained in the Plan, and provisions designed to maintain compliance with the requirements of Sections 422 (for incentive stock options), and 409A of the Code, as well as other applicable laws and stock exchange rules. In addition the Compensation Committee may delegate part of its authority and powers under the Plan to one or more of our directors and/or officers, however, only the Committee will make awards to participants who are our directors or executive officers.

All of our employees are eligible to receive awards under the Plan. The Plan defines “employees” to include any of our employees or employees of one of our affiliates, including employees who are also serving as one of our officers or directors, or as an officer or director of one of our affiliates. Participation is discretionary, and awards are subject to approval by the Committee. The aggregate number of shares of common stock subject to awards that may be granted to any one participant during any fiscal year may not exceed 500,000 shares.

Shares of common stock issued in connection with awards under the Plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. If an award under the Plan is forfeited, cancelled, terminated or expires prior to the issuance of shares, the shares subject to the award will be available for future grants under the Plan. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant.

The following types of awards may be granted under the Plan. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the Committee, in its sole discretion, subject to such limitations as are provided in the Plan. The number of shares subject to any award is also determined by the Committee, in its discretion.

Stock Grants. A stock grant is an award of outstanding shares of common stock and may subject the shares to vesting or forfeiture conditions. Participants generally receive dividend payments on the shares subject to a restricted stock grant award during the vesting period, and are also generally entitled to vote the shares underlying their awards.

Non-Qualified Stock Options. An award of a non-qualified stock option under the Plan grants a participant the right to purchase a certain number of shares of common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of the common stock on the grant date. The exercise price may be paid by any of the means described below under “Stock-Based Awards.” A non-qualified stock option is an option that does not qualify under Section 422 of the Code.

Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the Code, which include an exercise price of no less than 100% of fair market value on the grant date, a term of no more than 10 years, and that the option be granted from a plan that has been approved by stockholders. Additional requirements apply to an incentive stock option granted to a participant who beneficially owns stock representing more than 10% of the total voting power of all of our outstanding stock on the date of grant. If certain holding period requirements are met and there is no disqualifying disposition of the shares, the participant will be able to receive capital gain (rather than ordinary income) treatment under the Code with respect to any gain related to the exercise of the option.

Stock-Based Awards. A stock-based award is a grant by us under the Plan of an equity award or an equity based award which is not a non-qualified stock option, an incentive stock option or a stock grant. The Committee has the right to grant stock-based awards having such terms and conditions as the Committee may determine, including, without limitation, the grants of shares based upon certain conditions, the grant of securities convertible into shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each stock-based award will be set forth in the participant’s award agreement, in a form approved by the Committee and shall contain terms and conditions which the Committee determines to be appropriate and in our best interest.

Payment of the exercise price of a non-qualified stock option or incentive stock option may be made in United States dollars or, if permitted by the Committee, by tendering shares of common stock owned by the participant and acquired at least six months prior to exercise, having a fair market value equal to the exercise price, by a combination of cash and shares of common stock or by authorizing the sale of shares otherwise issuable upon exercise, with the sale proceeds applied towards the exercise price. Additionally, the Committee may provide that stock options can be net exercised, that is exercised by issuing shares having a value approximately equal to the difference between the aggregate value of the shares as to which the option is being exercised and the aggregate exercise price for such number of shares, or that payment may be made through delivery of a promissory note.

By its terms, awards granted under the Plan are not transferable other than (i) by will or the laws of descent and distribution or (ii) as approved by the Committee in its discretion and set forth in the applicable agreement with the participant. Notwithstanding the foregoing, an incentive stock option transferred except in compliance with clause (i) above will no longer qualify as an incentive stock option. During a participant’s lifetime, all rights with respect to an award may be exercised only by the participant (or by his or her legal representative) and cannot be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and cannot be subject to execution, attachment or similar process.

Subject to certain limitations, the maximum number of shares available for issuance under the Plan, the number of shares covered by outstanding awards, the exercise price applicable to outstanding awards and the limit on awards to a single employee shall be adjusted by the Committee if it determines that any stock split, extraordinary dividend, stock dividend, distribution (other than ordinary cash dividends), recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event equitably requires such an adjustment.

Except in connection with a “Corporate Transaction,” as defined in the Plan (including, without limitation, any stock dividend, distribution (whether in the form of cash, common stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding stock options, stock appreciation rights or other stock awards made under the Plan (“Stock Rights”) to reduce the exercise price of such outstanding Stock Rights; (b) cancel outstanding Stock Rights in exchange for Stock Rights with an exercise price that is less than the exercise price of the original Stock Rights; or (c) cancel outstanding Stock Rights with an exercise above the current stock price in exchange for cash or other securities.

Upon the occurrence of a Corporate Transaction, the Committee, may, in its discretion and as it deems appropriate as a consequence of such Corporate Transaction, accelerate, purchase, adjust, modify or terminate awards or cause awards to be assumed by the surviving corporation in the transaction that triggered such Corporate Transaction.

The Plan will terminate in October 2016, the date which is ten years from the date of its initial approval by our Board. The Plan may be amended or terminated by the Committee at an earlier date, provided that no amendment that would require stockholder approval under any applicable law or regulation (including the rules of any exchange on which our shares are then listed for trading) or under any provision of the Code, may become effective without stockholder approval. A termination, suspension or amendment of the Plan may not adversely affect the rights of any participant with respect to a previously granted award, without the participant’s written consent.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2013 annual meeting proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices at One Penn Plaza, 250 West 34th Street, Suite 4125, New York, NY 10119 in care of our Corporate Secretary by no later than the close of business on July 3, 2013 to be considered for inclusion in Globe’s proxy material relating to such meeting.

In addition, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2013 annual meeting, other than a stockholder proposal presented under Rule 14a-8, must give notice to our Corporate Secretary between July 3 and August 2, 2013. A stockholder notice to the Corporate Secretary must set forth each matter the stockholder proposes to bring before the annual meeting.

Certain Relationships and Related Transactions

The following is a description of the transactions we have engaged in since the beginning of our fiscal year ended June 30, 2012, with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

We entered into agreements with Marco International, an affiliate of Mr. Kestenbaum, to sell ferrosilicon and calcium silicon powder. Net sales to Marco International of these products were $851,000 and $5,611,000, respectively, for the year ended June 30, 2012. We also entered into agreements with Marco International to purchase graphitized carbon electrodes and rare earth materials. For the year ended June 30, 2012, Marco International billed $18,136,000 and $1,013,000 under these agreements. At June 30, 2012, payables to Marco International under these agreements totaled $962,000 and $0, respectively.

We believe that all of the transactions above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Pursuant to the Company’s policies, including Code of Business Conduct and Ethics for the Directors, Officers and Employees, each of the above-referenced relationships and related transactions was subject to the prior consideration and approval of the Board, including a majority vote of the disinterested directors. We intend that all future transactions with related parties will be approved by a majority of the Board, including a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

There is no family relationship between any director or executive officer of Globe and any other director or executive officer of Globe.

OTHER MATTERS

Globe will bear the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview and telephone by Globe directors, officers and employees. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. Globe will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

A copy of the Globe’s Annual Report on Form 10-K (without exhibits) for the year ended June 30, 2012, will be furnished without charge on written or telephonic request to One Penn Plaza, 250 West 34th Street, Suite 4125, New York, NY 10119, attention Corporate Secretary, or call (212) 798-8122. The Form 10-K is also available at our website www.glbsm.com.

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in according with their best judgment.

By Order of the Board of Directors

Stephen Lebowitz, Corporate Secretary

New York, NY

October 30, 2012

GLOBE SPECIALTY METALS, INC.

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 8:00 AM, EST, on December 4th, 2012.

Vote by Internet

- Go to **www.investorvote.com/GSM**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR Items 1 and 2.

1. Election of six directors. Nominees (for the terms stated in the Proxy Statement):

01. Mr. Barger 02. Mr. Danjczek 03. Mr. Eizenstat 04. Mr. Kestenbaum 05. Mr. Lavin 06. Mr. Schriber

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

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3. Such other matters as may come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such and if the signer is a corporation, please sign with the full corporate name by a duly authorized officer. If shares are held in the name of more than one person, all named holders must sign the proxy.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The 2012 Annual Report and Proxy Statement are available at: www.edocumentview.com/GSM

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GLOBE SPECIALTY METALS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS DECEMBER 4, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Globe Specialty Metals, Inc. appoints Alan Kestenbaum, Jeff Bradley and Stephen Lebowitz with full power of substitution, as proxy to vote all shares of the undersigned in Globe Specialty Metals, Inc. at the Annual Meeting of Stockholders to be held on December 4, 2012, and at any adjournment thereof, with like effect and as if the undersigned were personally present and voting upon the matters on the reverse side.

IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE NOMINATED DIRECTORS AND "FOR" PROPOSAL 2. PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)